EXHIBIT 99 For Immediate Release: For More Information: Monday, June 28, 2004 Julie S. Ryland, (205) 326-8421

Energen Unit to Acquire San Juan Properties for $273 MM

Conference Call Set for Tuesday, June 29, 2004, at 11 a.m. EDT

Birmingham, Alabama - Energen Corporation (NYSE: EGN) today announced that its oil and gas acquisition and development subsidiary, Energen Resources Corporation, has signed a purchase and sale agreement to buy San Juan Basin coalbed methane properties from a private company for approximately $273 million. The effective date of the sale is August 1, 2004.

Energen Corporation will hold a conference call with senior management to discuss the acquisition on Tuesday, June 29, 2004, at 11 a.m. EDT. The call will be broadcast live over the Internet and may be accessed on the Company's Web site: www.energen.com.

Located in the under-pressured Fruitland coal play, more than half of the estimated 250 billion cubic feet equivalent (Bcfe) of proved natural gas and natural gas liquids (NGL) reserves are behind pipe and undeveloped; natural gas accounts for approximately 80 percent of the estimated proved reserves, with NGL comprising the balance. The Company also estimates that there are up to 60 Bcfe of probable reserves. A large development inventory from the acquisition is estimated at more than 110 infill wells. Assuming future development costs of approximately $50 million, the all-in acquisition cost for proved and probable reserves is $1.04 per thousand cubic feet equivalent.

"This acquisition is an excellent fit for Energen Resources," said James McManus, president and chief operating officer of Energen Resources. "The properties represent an important expansion in one of our core areas of operation, the San Juan Basin. The properties also give us an opportunity to capitalize on our extensive coalbed methane expertise as we develop the significant amount of undeveloped reserves.

"In keeping with our acquisition criteria, the properties are operated, predominantly gas and very long-lived, with a reserves-to-production ratio of approximately 20," McManus said.

"We are very pleased with this, our largest oil and gas property acquisition to-date," added Mike Warren, chairman and chief executive officer of Energen. "Energen has established an excellent acquisition and development track record over the last 8-plus years, and this acquisition is a timely contribution to that record as we pursue growth by acquiring producing North American oil and gas properties with development potential."

Energen plans to use available cash and existing lines of credit to finance the acquisition without having to access the capital markets. The Company estimates that equity will comprise approximately 52 percent of total capitalization at year-end 2004. Its five-year equity ratio target is 60 percent.

Production from the acquired properties is estimated to be 2.3 Bcfe in 2004 (August-December), 8.6 Bcfe in 2005, and 11.7 Bcfe in 2006. Production is expected to continue to build through 2009 and decline gradually thereafter. The current net production rate is approximately 14 million cubic feet equivalent per day.

In order to help lock in near-term target returns from the acquisition, Energen plans to hedge the flowing natural gas production from the acquisition for the remainder of 2004 and for 2005. Strip prices for natural gas for the last five months of 2004 and for 2005 presently are higher than the prices used in the acquisition, and NGL prices are comparable to those used in the acquisition.

Assuming the acquisition hedges are completed successfully, Energen is maintaining its earnings guidance of $3.20-$3.30 per diluted share for 2004 and $3.70-$3.90 per diluted share for 2005. An integral part of this guidance is the Company's assumed prices for non-acquisition production that remains unhedged. Those prices for 2004 are $5 per Mcf of gas, $27 per barrel of oil and 45 cents per gallon of NGL; and, for 2005, those prices are $5.25 per Mcf of gas, $28 per barrel of oil, and 46.7 cents per gallon of NGL.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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